                                                                    EXHIBIT 10.8




                              EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement"), effective as of January 1, 1997 ("Effective Date"), is by and between HYPERCOM CORPORATION, a Delaware corporation ("Company"), and ALBERT A. IRATO ("Irato").

                                    RECITALS

         This Agreement establishes the terms and conditions of employment of Al Irato by the Company. It supersedes all prior employment agreements with the Company and any affiliate or predecessor, except with respect to stock and stock option grants, which shall remain in full force and effect hereunder. Certain capitalized terms are defined in Section 9.6.

                                   AGREEMENTS

         In consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. Employment, Duties, and Acceptance. Company and Irato agree that Irato will be employed for the Term (as hereinafter defined), to render exclusive full-time services to Company as Vice Chairman and Chief Executive Officer (or such other executive position within the Hypercom consolidated group of companies (the "Hypercom Group") as the Company shall determine upon consultation with Irato). Irato shall perform such duties as are consistent with his positions and as he shall reasonably be directed to perform by Company's Board of Directors and Chairman of the Board. Irato also shall be appointed to serve as a member of the Board of Directors of Company during the Term.

2. Term. The Term of Irato's employment by Company hereunder (the "Employment Period") shall be for a period of five (5) years from the Effective Date, subject to the termination provisions of Sections 5.1 through 5.5 hereof.

3.       Compensation.

         3.1 Base Compensation. During the Employment Period, for all services rendered by Irato under this Agreement, Company shall pay Irato an annual base salary, payable in accordance with the customary payroll policy of Company in effect at the time such payment is made (or as may otherwise be mutually agreed upon by the parties), at a rate of no less than as provided below:

                  Effective Dates

                  October 1, 1996 - September 30, 1997                 $322,000
                  October 1, 1997 - September 30, 1998                 $372,000
                  October 1, 1998 - September 30, 1999                 $392,000
                  October 1, 1999 - September 30, 2000                 $422,000

                  Annual base compensation after September 30, 2000 shall be determined by the Company's Board of Directors not later than thirty days prior to such date, and shall in no event be less than $422,000.

         3.2      Stock and Stock Options.

                  (1) Stock and Stock Options. Pursuant to an agreement with the Company's predecessor dated August 31, 1992, and amended January 1, 1994 (the "Prior Agreement") which the Company assumes, Irato has been granted (i) 280,000 shares of common stock, and (ii) non-qualified options (the "Existing Options") to purchase additional shares of the Company's common stock, in the amounts and at the exercise prices set forth on Schedule 1 hereto, which is the fair market value on the date of grant, and upon the terms set forth in the Prior Agreement. All such option grants, to the extent not already vested, will vest on June 30, 1997. By this Agreement, the Company hereby grants to Irato non-qualified options (the "New Options") to acquire an additional 206,000 shares of common stock, at the exercise price set forth on
                           Schedule I, which is the fair market value on the date hereof. Fifty percent (50%) of the New Options are immediately exercisable, with the remaining 50% becoming exercisable at the rate of 10% per year of the total shares granted (20% per year of the remaining 50%) thereafter on each successive anniversary date, with all such options vesting on January 1, 2002. Vesting shall terminate upon his termination of employment. The Existing Options and the New Options are collectively referred to as the "Options." The Options shall be transferable to family members, trusts, partnerships, foundations or other entities created for their benefit, and to third parties, provided that any transfer to a third party shall require the consent of the Company, which shall not be unreasonably withheld.

                  (2) Term of New Options. The New Options shall have a term of ten (10) years from the date of grant, subject to the provisions below (the "Term"). During the Term, Irato may exercise the New Options, to the extent he is vested. To the extent necessary to supplement personal funds, the Company agrees to consider in good faith granting Irato a loan in amounts necessary to exercise any New Option provided for herein and/or to make any necessary payments for income taxes incurred by Irato as the result of the grant or exercise of New Options under this Section 3.2, with interest




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
                           and payment dates on such loans to be negotiated by the parties in good faith. This obligation shall terminate upon the Company's initial public offering ("IPO") of common stock. Irato may also pay the exercise price of New Options and/or any income tax withholding requirements in common stock of the Company.

                  (3) Registration Rights. Irato shall be granted "piggyback" registration rights with respect to any shares of stock of the Company that he may own to the extent and as favorable as "piggyback" registration rights granted to any other shareholder of the Company. Alternatively, the Company may include the sale of shares of stock to be issued upon exercise of Options, or the resale of shares purchased by Irato upon exercise, in a registration statement of the Company.

                  (4) Accelerated Vesting; Exercisability. Irato's New Options (not previously exercisable) shall become immediately exercisable in full by him or in the case of his death, by the representative of his estate, upon the happening of any of the following events:

                           (1) Disability or Death. Irato's Disability or Irato's death.

                           (2) Termination of Employment. Termination of Irato's employment by Company without Cause or by Irato for Good Reason (as defined below).

                           (3) Change in Control. A Change in Control of the Company.

                  In the event of Disability or Death, termination without Cause or resignation with or without Good Reason, the period for exercise of Irato's New Options shall terminate on the earlier of (a) ninety (90) days from the happening of such event or
                  (b) the expiration of ten (10) years from the date of grant. In the event of a termination for Cause, the New Options shall terminate upon Irato's termination.

         3.3 Adjustment. In the event a stock dividend or split is declared upon the Company's common stock, the shares of common stock then subject to the New Options shall be increased proportionately without any change in the aggregate exercise price therefor. In the event the Company's common stock is changed into or exchanged for a different number or class of shares of capital stock of the Company or of another corporation, whether through a merger, reorganization, consolidation, recapitalization, combination or exchange of shares, or stock split, there shall be substituted for each such share of common stock then subject to the New Options the number and class of shares of stock into which each outstanding share of


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
                  Company's common stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to the New Option.


4. Benefits and Bonus. Irato shall be entitled to such paid vacation, holidays, sick leave and shall be eligible for participation in such group insurance, hospitalization, major medical, dental, disability insurance, profit sharing, pension, stock options, and other fringe benefit programs as those afforded other senior executive officers of Company. The Company agrees to provide Irato with an appropriate automobile for business use, the annual lease value of which (as determined by the "Annual Lease Value Table" provided by the Internal Revenue Service), shall be approximately $10,000, as reasonably adjusted hereafter for inflation. Irato shall also be entitled to participate in any executive bonus plan of the Company upon the terms and conditions of such plan.

5.       Termination.

         5.1 Termination upon Death. If Irato dies during the Term, this Agreement shall terminate, except that the representative of Irato's estate shall be entitled to receive the compensation herein provided for the month in which death occurs.

         5.2 Termination Upon Disability. If during the Term Irato becomes Disabled, Company may at any time thereafter, by written notice to Irato, terminate the Term of Irato's employment hereunder. Nothing in this Section 5.2 shall be deemed to extend the Term. Upon such termination, Irato shall be entitled to receive the compensation herein provided for the month in which Disability occurs.

         5.3 Termination For Cause. Company may at any time by ninety days written notice to Irato terminate Irato's employment hereunder for Cause, provided that Irato shall have ten (10) days after the notice to cure the deficiency giving rise to the notice of termination, if it is curable within this period. The Company need only give one opportunity to cure a deficiency under this provision. Irato shall be entitled to receive accrued and unpaid salary to the date of termination.

         5.4 Termination by Company Without Cause or by Irato for Good Reason. If Irato's employment hereunder shall be terminated by the Company without Cause or by Irato for Good Reason, Company shall pay to Irato, as liquidated damages and not as a penalty, for a period of one year following termination, an amount equal to Irato's annual base compensation on the date of termination under Section 3.1 hereof payable in accordance with and at the times set forth in the Company's normal salary policies, provided, however, that in the event that all or substantially all of the stock of Company or the assets of Company are sold during the period in which payments are being made, then in that instance, the remaining



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                  amounts payable under this provision shall be paid to Irato in a lump sum on the first business day immediately subsequent to the date of the closing of such sale.

         5.5 Voluntary Termination. In the event Irato voluntarily terminates his employment with Company during or after the Term, Irato shall be entitled to receive accrued and unpaid salary to the date of termination.

         5.6 Release. The Company's obligation to make any payments hereunder, other than salary payments due through the date of termination, shall be subject to receipt by the Company from Irato of a release in form and substance acceptable to the Company of all obligations or liabilities of the Company to him except those arising under this Article 5, pursuant to any stock option grants (including those herein) or under COBRA.

6.       Non-Competition.

         6.1 Covenant. Irato hereby covenants and agrees that he will not, during the term hereof and for one year after any termination of employment:

                  (a) Directly or indirectly participate or assist in the ownership, management, operation or control of any business similar to or competitive with the Company; provided, however, that Irato may own, directly or indirectly, solely as an investment, securities of any person which are traded on any national securities exchange or in the over the counter market if Irato (x) is not a controlling person of, or a member of a group which controls, such person or (y) does not, directly or indirectly, own 1% or more of any class of securities of such person; or

                  (b) Directly or indirectly solicit for employment any person who is, or within the six month period preceding the date of such solicitation was, an employee of Company (other than as a result of a general solicitation for employment); or

                  (c) Call on or directly or indirectly solicit or divert or take away from Company or any affiliate of Company any person, firm, corporation, or other entity who is a customer or supplier of Company.

         6.2 Acknowledgment; Relief for Violation. Irato hereby agrees that the period of time provided for in this Section 6 and the territorial restrictions and other provisions and restrictions set forth herein are reasonable and necessary to protect Company and its successors and assigns. Irato further agrees that damages cannot compensate Company in the event of a violation of this Section 6 and that, if such violation should occur, injunctive relief shall be essential for the protection of Company and its successors and assigns. Accordingly, Irato hereby covenants and agrees that, in the event any of the provisions of this Section 6 shall be violated or breached, Company shall be entitled to obtain injunctive relief against the party or


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
                  parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Company to take action thereof.

         6.3 Severability. The Company hereby agrees that, if any provision with respect to this Section 6 shall be adjudicated to be invalid or unenforceable, such provision shall be deleted from this Agreement, but such deletion is to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided, however, that to the extent any provision hereof is deemed unenforceable by virtue of its scope in terms of area or length of time, but may be made enforceable by limitations thereon, Irato agrees that the same shall be enforceable to the fullest extent permissible under the laws and public policies applied in such jurisdiction in which the enforcement is sought.

         6.4 Disclosure. Irato hereby agrees that upon the commencement by Irato of employment with any third party during the period in which the terms of this Section 6 are in effect, Irato shall promptly disclose to each such new employer the terms of this
                  Section 6. Irato further agrees and authorizes the Company to notify others, including customers of the Company and any such future employers of Irato, of the terms of this Section 6 and of Irato's obligations hereunder.

         6.5 Extension. Irato hereby agrees that the period of time in which this Section 6 is in effect shall be extended for a period equal to the duration of any breach of this Section 6 by Irato.

         6.6 Survival of Non-Competition. The provisions of this Section 6 will survive any termination of this Agreement.

         6.7 Enforcement. Irato agrees to pay any and all reasonable costs and expenses, including attorneys' fees, incurred by the Company in enforcing this Section 6.

7.       Confidentiality and Nondisclosure.

         7.1 Covenant. It is understood that in the course of Irato's employment with Company, Irato will become acquainted with Company Confidential Information (as defined below). Irato recognizes that Company Confidential Information has been developed or acquired at great expense, is proprietary to Company, and is and shall remain the exclusive property of Company. Accordingly, Irato agrees that he will not, without the express written consent of Company, during Irato's employment with Company and thereafter or until such time as Company Confidential Information becomes generally known, or readily ascertainable by


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
                  proper means, by persons unrelated to Company, disclose to others, copy, make any use of, or remove from Company's premises any Company Confidential Information, except as Irato's duties may specifically require. In the event of dispute or litigation, Irato shall have the burden of proof by clear and convincing evidence that the Company Confidential Information has become generally known, or readily ascertainable by proper means, by persons unrelated to Company.

                  As used herein, "Company Confidential Information" shall mean confidential, proprietary information or trade secrets of Company including without limitation the following: (1) customer lists and customer information as compiled by Company; (2) Company's internal practices and procedures; (3) Company's financial condition and financial results of operation to the extent not generally available to the public;
                  (4) supply of materials information, including sources and costs; (5) information relating to designs or other subject matter related to Company's business, strategic planning, manufacturing, engineering, purchasing, finance, marketing, promotion, distribution, and selling activities, whether now existing, or acquired, developed, or made available anytime in the future to Company; (6) all information which Irato has a reasonable basis to consider confidential or which is treated by Company as confidential; and (7) any and all information having independent economic value to Company that is not generally known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use. Irato acknowledges that such information is Company Confidential Information whether disclosed to or learned by Irato or originated by Irato during employment by Company. In the event that information is not clearly and obviously publicly available, all information about Company shall be presumed to be confidential.

         7.2 Acknowledgment; Relief for Violation. Irato agrees that damages cannot compensate Company in the event of a violation of this Section 7 and that, if such violation should occur, injunctive relief shall be essential for the protection of Company and its successors and assigns. Accordingly, Irato hereby covenants and agrees that, in the event any of the provisions of this Section 7 shall be violated or breached, Company shall be entitled to obtain injunctive relief against the party or parties violating such covenants, without bond but upon due notice, in addition to such further or other relief as may be available at equity or law. Obtainment of such an injunction by Company shall not be considered an election of remedies or a waiver of any right to assert any other remedies which Company has at law or in equity. No waiver of any breach or violation hereof shall be implied from forbearance or failure by Company to take action thereof.


         7.3 Disclosure. Irato hereby agrees that upon the commencement by Irato of employment with any third party during the period in which the terms of this Section 7 are in effect, Irato shall promptly disclose to each such new employer


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
                  the terms of this Section 7. Irato further agrees and authorizes the Company to notify others, including customers of the Company and any such future employers of Irato, of the terms of this Section 7 and of Irato's obligations hereunder.

         7.4 Survival of Non-Competition. The provisions of this Section 7 will survive any termination of this Agreement.

         7.5 Return of Company Materials and Company Confidential Information. Upon Termination, Irato shall promptly deliver to Employer the originals and all copies of any and all materials, documents, notes, manuals, or lists containing or embodying Company Confidential Information, or relating directly or indirectly to the business of Company, in the possession or control of Irato.

         7.6 Enforcement. Irato agrees to pay any and all reasonable costs and expenses, including attorneys' fees, incurred by Company in enforcing this Section 7.

8. Indemnification. Company shall indemnify and defend Irato if Irato is made a party, or threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that Irato is or was an officer or director of Company or any of its affiliates, in which capacity Irato is or was serving, against expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding to the fullest extent and in the manner set forth in and permitted by the general corporation law of the State of Delaware, and any other applicable law, as from time to time in effect.

9.       Other Provisions.

         9.1 Applicable Currency. Unless otherwise specifically stated, all dollar amounts set forth in this Agreement are US dollars.

         9.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes (except as reflected herein) all prior agreements, written or oral, with respect thereto.

         9.3 Waivers and Amendments. This Agreement my be amended, modified, superseded, canceled, renewed, or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power, or privilege hereunder, nor any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder.


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
         9.4 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Arizona without regard to conflicts of laws principles.

         9.5 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, shall be promptly settled by arbitration in accordance with the rules then obtaining of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrator shall have the authority to grant legal and equitable relief, including both the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrator is empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. In the event that Company terminates Irato for Cause as provided for in Section 5.3, and in the further event that Irato promptly initiates arbitration proceedings to contest that termination as not properly for a Cause set forth in that
                  Section 5.3, for a period of up to a maximum of six (6) months pending the outcome of that arbitration (notwithstanding the provisions of that Section 5.3), Company shall continue to pay to Irato the compensation provided under Section 3.1 and shall continue to provide to Irato the benefits set forth in Section 4, and, in turn, Irato shall be subject to the provisions of Articles 6 and 7.

         9.6 Definitions. The terms "Disability," "Change in Control" and "Cause" (and derivations thereof) shall have the meaning ascribed to them in the Company's Long-Term Incentive Plan. "Good Reason" shall mean the removal of Irato from all executive-level positions within the Hypercom Group or the assignment to him of duties inconsistent with an executive-level position.




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
         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.


                                        HYPERCOM CORPORATION, a Delaware
                                        corporation

                                        By: /s/  George Wallner
                                            ----------------------------
                                        Name:  George Wallner
                                              --------------------------
                                        Title: Chairman
                                               -------------------------


                                        /s/  Albert A. Irato
                                        --------------------------------
                                        ALBERT A. IRATO




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
                                   SCHEDULE 1



Existing Stock Options

                                              Number of Securities                       Exercise Price
          Date of Grant                    Underlying Options Granted                       Per Share
          -------------                    --------------------------                       ---------
         June 30, 1992                               202,000                                  $ .83
         June 30, 1993                               204,000                                  $1.37
         June 30, 1994                               208,000                                  $2.52
         January 1, 1995                             210,000                                  $3.32




New Stock Options


                                                 Number of Securities                       Exercise Price
          Date of Grant                       Underlying Options Granted                       Per Share
          -------------                       --------------------------                       ---------
         January 1, 1997                                206,000*                                 $8.00

* The 206,000 specific stock options are specifically excluded from the terms and conditions of the prior employment agreement which have not been extinguished by this Employment Agreement with respect to stock and stock option grants.


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